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                                                                  Exhibit (h)(3)

                  FORM OF TRANSFER AGENCY AND SERVICE AGREEMENT

      This Transfer Agency and Services Agreement (the "Agreement") made this 1st day of February, 2005, between State Street Institutional Investment Trust, a trust established under the laws of the State of Massachusetts (the "Fund"), and ALPS Mutual Funds Services, Inc., a Colorado corporation (the "Transfer Agent").

      WHEREAS, the Fund is an open-end management investment company registered under the Investment Company Act of 1940, as amended, with multiple portfolios; each investment portfolio and any additional investment portfolios that may be established by the Fund for which the Fund desires the Transfer Agent to provide services hereunder are referred to herein individually as a "Portfolio" and collectively as the "Portfolios"; and

      WHEREAS, the Transfer Agent provides certain transfer agency services to investment companies; and

      WHEREAS, the Fund desires to appoint the Transfer Agent as the transfer agent, dividend disbursing agent, and agent in connection with certain other activities for the Portfolio, and the Transfer Agent desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.          Terms of Appointment and Duties

      1.1 Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, the Fund, on behalf of the Portfolio, hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as its transfer agent for, the Portfolio's authorized and issued shares of its beneficial interest ("Shares"), dividend disbursing agent, and agent in connection with any accumulation, open-account or similar plan provided to the shareholders of the Portfolio ("Shareholders") and as set out in the currently effective prospectus and statement of additional information ("Prospectus") of the Fund on behalf of the Portfolio, including without limitation any periodic investment plan or periodic withdrawal program. In accordance with procedures established from time to time by agreement between the Fund on behalf of the Portfolio, as applicable, and the Transfer Agent, the Transfer Agent agrees that it will perform the following services:

            (a) Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Fund authorized by the Fund (the "Custodian");

            (b) Pursuant to purchase orders, issue the appropriate number of Shares and hold

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            such Shares in the appropriate Shareholder account;

            (c) Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

            (d) With respect to the transactions enumerated in 1.1 (a), (b) and
            (c) above, the Transfer Agent shall execute transactions directly with broker-dealers and other financial institutions authorized by the Fund, deemed to be acting as a limited agent of the Fund. The Transfer Agent will execute transactions only from broker-dealers and other financial institutions who have adopted and implemented internal controls reasonably designed to ensure that order or redemption requests received in proper form by the times specified in the Prospectus, as may be amended from time to time, will be processed on that day and order or redemption requests received in proper form after the times specified in the Prospectus, as may be amended from time to time, will be processed on the next business day;

            (e) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

            (f) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

            (g) Prepare and transmit payments for dividends and distributions declared by the Fund on behalf of the applicable Portfolio;

            (h) Maintain records of account for and advise the Fund and its Shareholders as to the foregoing;

            (i) Record the issuance of Shares of the Portfolio and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of the Portfolio which are authorized, based upon data provided to it by the Portfolio, and issued and outstanding. The Transfer Agent shall also provide the Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund; and

            (j) Orders or redemption requests received in proper form by the times specified in the Prospectus, as may be amended from time to time, will be processed by the Transfer Agent that day and orders or redemption requests received in proper form after the times specified in the Prospectus, as may be amended from time to time, will be processed by the Transfer Agent on the next business day.

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      1.2   Additional Services. In addition to, and neither in lieu nor in contravention of, the services set forth in the above paragraph, the Transfer Agent shall perform the following services:

            (a) Other Customary Services. Perform the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plan (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, withholding taxes on U.S. resident and non-resident alien accounts and maintaining records with respect to such withholding, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, perform anti-money laundering and customer identification reviews of Shareholder accounts and providing Shareholder account information;

            (b) Control Book. Maintain a daily record and produce a daily report for the Fund of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for the Portfolio for each business day to the Fund no later than 9:00 AM Eastern Time, or such earlier time as the Fund may reasonably require, on the next business day;

            (c) "Blue Sky" Reporting. The Fund shall (i) identify to the Transfer Agent in writing those transactions and assets of the Portfolio to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of the Transfer Agent for the Fund's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund on behalf of the Portfolio, providing a system which will enable the Fund to monitor the total number of Shares of the Portfolio sold in each State, and providing any other information reasonably requested by the Fund to fulfill the Fund's obligation to monitor blue sky compliance;

            (d) National Securities Clearing Corporation (the "NSCC"). (i) accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC's participants, including the Fund), in accordance with, instructions transmitted to and received by the Transfer Agent by transmission from the NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by the Transfer Agent; (ii) issue instructions to the Fund's bank for the

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            settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the Portfolio's records on the Transfer Agent's computer system (the "System") in accordance with NSCC's Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts on the System through Networking; and

            (e) New Procedures. New procedures as to who shall provide certain of these services in Section 1 may be established in writing from time to time by agreement between the Fund and the Transfer Agent. Pursuant to such agreement the Transfer Agent may at times perform only a portion of these services and the Fund or its agent may perform these services on the Fund's behalf.

2.          Fees and Expenses

      2.1 Fee Schedule. For the performance by the Transfer Agent pursuant to this Agreement, the Fund agrees to pay the Transfer Agent fees as set forth in the attached fee schedule ("Schedule B"). Such fees and out-of-pocket expenses and advances identified in Section 2.2 below may be changed from time to time subject to mutual written agreement between the Fund and the Transfer Agent.

      2.2   Out-of-Pocket Expenses. In addition to the fee paid under Section
            2.1 above, the Fund agrees to reimburse the Transfer Agent for reasonable out-of-pocket expenses, including but not limited to statement and confirmation production, postage, forms, NSCC interface fees, allocation of service auditor's report, telephone, records storage, or advances incurred by the Transfer Agent for the items set out in Schedule B attached hereto. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Fund, will be reimbursed by the Fund.

      2.3 Postage. Postage for mailing of dividends, Fund reports and other mailings to all shareholder accounts shall be advanced to the Transfer Agent by the Fund at least seven (7) days prior to the mailing date of such materials.

      2.4 Invoices. The Fund agrees to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective billing notice, except for any fees or expenses that are subject to good faith dispute. In the event of such a dispute, the Fund may only withhold that portion of the fee or expense subject to the good faith dispute. The Fund shall notify the Transfer Agent in writing within twenty-one (21) calendar days following the receipt of each billing notice if the Fund is disputing any amounts in good faith. If the Fund does not provide such notice of dispute within the required time, the billing notice will be deemed accepted by the Fund. The Fund shall settle such disputed amounts within ten (10) business days from the day on which the parties agree on the amount to be paid, or at such later date as may be agreed upon by the Transfer Agent, by payment of the agreed amount. If no agreement is reached,

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            then such disputed amounts shall be settled as may be required by law or legal process.

      2.5 Late Payments. If any undisputed amount in an invoice of the Transfer Agent (for fees or reimbursable expenses) is not paid when due, the Fund shall pay the Transfer Agent interest thereon (from the due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic banks) published by The Wall Street Journal (or, in the event such rate is not so published, a reasonably equivalent published rate selected by the Fund) on the first day of publication during the month when such amount was due. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of Colorado law.

3.          Representations and Warranties of the Transfer Agent

            The Transfer Agent represents and warrants to the Fund that:

      3.1 It is a Colorado corporation duly organized and existing and in good standing under the laws of the State of Colorado.

      3.2 It is duly qualified to carry on its business in the State of Colorado.

      3.3 It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement.

      3.4 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

      3.5 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

      3.6 It is, and will continue to be, registered as a transfer agent under the Securities Exchange Act of 1934, as amended.

      3.7 It will adopt and implement written policies and procedures reasonably designed to prevent violations of the Federal Securities Laws (as defined under Rule 38a-1 of the Investment Company Act of 1940, as amended) by the Fund. It will review, no less frequently than annually, the adequacy of the policies and procedures and the effectiveness of their implementation and will report to the Fund any material changes made to the policies and procedures since the date of the last report, and any material changes made to the policies and procedures recommended as a result of the annual review. It will provide the Fund with a quarterly notice of each Material Compliance Matter (as defined under Rule 38a-1 of the Investment Company Act of 1940, as amended) that occurred since the date of the last report.

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4.          Representations and Warranties of the Fund

           The Fund represents and warrants to the Transfer Agent that:

      4.1 It is a statutory trust duly organized and existing and in good standing under the laws of the state of Massachusetts.

      4.2 It is empowered under applicable laws and by its Agreement and Declaration of Trust and Bylaws to enter into and perform this Agreement.

      4.3 All trust proceedings required by said Agreement and Declaration of Trust and Bylaws have been taken to authorize it to enter into and perform this Agreement.

      4.4 It is an open-end management investment company registered under the Investment Company Act of 1940, as amended.

      4.5 A registration statement under the Securities Act of 1933, as amended is currently, or will be upon commencement of operations, be effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Portfolio being offered for sale.

5.          Wire Transfer Operating Guidelines/Articles 4A of the Uniform
            Commercial Code

      5.1 Obligation of Sender. The Transfer Agent is authorized to promptly debit the appropriate Fund account(s) upon the receipt of a payment order in compliance with the selected security procedure (the "Security Procedure"), attached hereto as Schedule C, chosen for Fund transfer and in the amount of money that the Transfer Agent has been instructed to transfer. The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Fund instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after the customary deadline will be deemed to have been received the next business day.

      5.2 Security Procedure. The Fund acknowledges that the Security Procedure it has designated on the Fund's Selection Form, attached hereto as Schedule C, was selected by the Fund. The Fund must notify the Transfer Agent immediately of any change in the Fund's authorized personnel. The Transfer Agent shall verify the authenticity of all Fund instructions according to the Security Procedure. The Transfer Agent is authorized to make exceptions to the Security Procedures if instructed by the Fund. For purposes of this section only, instructions received from representatives of SSgA Fund Management Inc., the Fund's investment adviser, will be considered to be instructions from the Fund.

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      5.3   Account Numbers. The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order.
            In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

      5.4 Rejection. The Transfer Agent reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of the Transfer Agent's receipt of such payment order; (b) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent's sole judgment, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Transfer Agent; or (c) if the Transfer Agent, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

      5.5 Cancellation Amendment. The Transfer Agent shall use reasonable best efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act. However, in absence of negligence, bad faith or willful misconduct by the Transfer Agent, the Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied.

      5.6 Errors. The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent complies with the payment order instructions as received and the Transfer Agent complies with the Security Procedure and acts without negligence, bad faith or willful misconduct. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

      5.7 Interest. Absent negligence, bad faith or willful misconduct, the Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days of notification by the Transfer Agent of the acceptance of such payment order.

      5.8 ACH Credit Entries/Provisional Payments. When the Fund initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, the Transfer Agent will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by the Transfer Agent with respect to an ACH credit entry are provisional until the Transfer Agent receives final settlement for such entry from the Federal Reserve Bank. If the Transfer Agent does not receive such final settlement, the Fund agrees that the Transfer Agent shall receive a refund of the amount credited to the Fund in connection with such entry, and

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            the party making payment to the Fund via such entry shall not be deemed to have paid the amount of the entry.

      5.9 Confirmation. Confirmation of Transfer Agent's execution of payment orders shall ordinarily be provided within twenty four (24) hours notice of which may be delivered through the Transfer Agent's information systems, or by facsimile or call-back. Fund must report any objections to the execution of an order within thirty (30) days.

6.          Indemnification

      6.1 The Transfer Agent shall not be responsible for, and the Fund shall indemnify and hold the Transfer Agent harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

            (a) All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement (including the defense of any law suit in which the Transfer Agent or affiliate is a named party), provided that such actions are taken in good faith and without negligence or willful misconduct;

            (b) The Fund's lack of good faith, negligence or willful misconduct;

            (c) The reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on:
            (i) any information, records, documents, data, or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by the Fund in writing, and which have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any broker-dealer, TPA or previous transfer agent; (ii) any instructions or requests of the Fund or any of its officers reasonably believed by the Transfer Agent to be authorized by the Fund's Board of Trustees; (iii) any instructions or opinions of legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent after consultation with such legal counsel; or (iv) any paper or document, reasonably believed to be genuine, authentic, and signed by the proper person or persons;

            (d) The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares;

            (e) The negotiation and processing of any checks including without limitation for deposit into the Fund's demand deposit account maintained by the Transfer Agent, excluding checks not made payable to the order of the Fund, the Fund's management

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            company, custodian, transfer agent or distributor or the retirement account custodian or trustee for a plan account investing in Shares (such checks are commonly known as "third party checks") which checks are tendered to a bank for the purchase of Shares; or

            (f) Upon the Fund's request entering into any agreements required by the NSCC for the transmission of Fund or Shareholder data through the NSCC clearing systems.

      6.2 The Fund shall not be responsible for, and the Transfer Agent shall indemnify and hold the Fund harmless against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability to the extent arising out of or attributable to any actions or failure of the Transfer Agent to act as a result of the Transfer Agent's lack of good faith, negligence or willful misconduct.

      6.3   In order that the indemnification provisions contained in this
            Section 6 shall apply, upon the assertion of a claim for which an indemnifying party may be required to indemnify the indemnified party, the indemnified party shall have acted without negligence, bad faith or willful misconduct and shall promptly notify the indemnifying party of such assertion, and shall keep the indemnifying party advised with respect to all developments concerning such claim. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or in the name of the indemnified party. The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify the indemnified party except with the indemnifying party's prior written consent.

7.          Standard of Care

            The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents. According to mutually agreed upon procedures, the Transfer Agent agrees to use reasonable efforts with regard to the processing of investments checks. The parties agree that any encoding or payment processing errors shall be governed by this standard of care and Section 4-209 of the Uniform Commercial Code is superseded by Section 7 of this Agreement.

8.          Confidentiality

      8.1 The Transfer Agent and the Fund agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any Shareholders' or

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            customers' lists, trade secrets, cost figures and projections, profit figures and projections, or any personal information of the Portfolio's shareholders or other secret or confidential information whatsoever, whether of the Transfer Agent or of the Fund, used or gained by the Transfer Agent or the Fund during performance under this Agreement. For purposes of this Agreement, Confidential Information shall also include:

            (a) Any data or information that is competitively sensitive material, and not generally known to the public, including but not limited to, information about product plans, marketing strategies, finance, operations, customer relationship, customer profiles, Shareholder personal information, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or the Transfer Agent, their respective affiliates and customers, shareholders, clients and suppliers of any of them;

            (b) Any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or the Transfer Agent a competitive advantage over its competitors;

            (c) All confidential or proprietary concepts, documentation, reports, data specifications, computer software, source code, object code, flow charts, databases, inventions, know-how and trade secrets, whether or not patentable or copyrightable; and

            (d) Information that the Fund is required to keep confidential pursuant to agreements with third party service providers.

            Confidential information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) are released with the written permission of the other party for general disclosure by a written release by the Transfer Agent or the Fund, as the case may be; (iii) are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement; (iv) are subsequently disclosed to a party hereto on a non-confidential basis by a third party that is not bound by an agreement of non disclosure or confidentiality with another party hereto or its affiliates, which rightfully acquired such information; or (v) are independently developed by a party hereto.

            The Fund and the Transfer Agent further covenant and agree to retain all such knowledge and information acquired during and after the term of this Agreement respecting such lists, trade secrets, or any secret or confidential information whatsoever in trust for the sole benefit of the Transfer Agent or the Fund and their successors and assigns. The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such data to its sub-contractor or Fund

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            agent for purposes of providing services under this Agreement, provided such parties are bound by the same obligations to maintain confidentiality as set forth above.

      8.2 In the event that any requests or demands are made for the inspection of the Shareholder records of the Fund, other than request for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (i.e., divorce and criminal actions), the Transfer Agent will use reasonable efforts to notify the Fund to the extent legally permitted and to secure instructions from an authorized officer of the Fund as to such inspection. The Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the Shareholder records to such person or if required by law or court order.

      8.3 The Fund and the Transfer Agent shall each comply with all applicable laws, rules and regulations relating to privacy, confidentiality, data security and the handling of personal financial information applicable to it that may be established from time to time, including but not limited to the Gramm-Leach-Bliley Act and Securities and Exchange Commission Regulation S-P (17 CFR
            Part 248) promulgated thereunder.

9.          Covenants of the Fund and the Transfer Agent

      9.1   The Fund shall promptly furnish to the Transfer Agent the following:

            (a) A certified copy of the resolution of the Board of Trustees of the Fund authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and

            (b) A copy of the Agreement and Declaration of Trust and By-Laws of the Fund and all amendments thereto.

      9.2 The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

      9.3 The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable as required by applicable laws, rules and regulations. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

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      9.4   The Transfer Agent shall provide assistance to and cooperate with the Fund's internal or external auditors in connection with any Fund-directed audits. The Transfer Agent shall provide such assistance in accordance with reasonable procedures and at reasonable frequencies, which shall not exceed twice each calendar year unless otherwise agreed to by the parties, and the Fund shall provide reasonable advance notice to the Transfer Agent of such audits. For purposes of such audits, at the request of the Fund, the Transfer Agent will use reasonable efforts to make available, during normal business hours, all required records, data and operating processes for review by such auditors.

10.         Termination of Agreement

      10.1 Term. The term of this Agreement shall be two (2) years ("Initial Term") from the date first stated above unless terminated pursuant to the provisions of this Section 10. After the Initial Term, this Agreement may be terminated by either party upon at least sixty (60) days' written notice to the other party. In the event of the termination of this Agreement, the terms of this Agreement shall continue in effect until the date that the Deconversion (defined below) of the Fund is completed.

      10.2 Termination; Deconversion. In the event that this Agreement is terminated, the Transfer Agent agrees that, in order to provide for uninterrupted service to the Fund, the Transfer Agent, at the Fund's request, shall offer reasonable assistance to the Fund in converting the records of the Fund from the Transfer Agent's systems to whatever services or systems are selected by the Fund (the "Deconversion"). As used herein "reasonable assistance" and "transitional assistance" shall not include requiring the Transfer Agent (i) to assist any new service or system provider (the "new agent") to modify, to alter, to enhance, or to improve the new agent's system, or to provide any new functionality to the new agent's system, (ii) to disclose any Proprietary Information of the Transfer Agent, or (iii) to develop Deconversion software, to modify any Transfer Agent software, or to otherwise alter the format of the data as maintained on any Transfer Agent's systems. Notwithstanding anything contained in this Agreement to the contrary, should the Fund desire to carry out such Deconversion on a particular date, the Transfer Agent shall use its best efforts to facilitate the conversion on such date; however, there can be no guarantee or assurance that the Transfer Agent will be able to complete a Deconversion by such requested date.

      10.3 Fees and Expenses upon Termination. Should either party exercise its right to terminate, all reasonable out-of-pocket expenses or costs associated with the movement of records and material and programming charges, if any, will be borne by the Fund. Additionally, the Transfer Agent reserves the right to charge a reasonable fee for its deconversion services. In the event of termination of this Agreement, the Fund agrees to pay the Transfer Agent promptly all amounts due the Transfer Agent hereunder for services performed and reasonable out-of-pocket expenditures incurred prior to such termination.

      10.4 Confidential Information. Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations.

      10.5 Termination by the Fund. The Fund, in addition to any other rights and remedies, shall have the right to terminate this Agreement upon the occurrence of (i) the bankruptcy of the Transfer Agent or the appointment of a receiver therefore if such proceedings are not dismissed within 21 days of being brought or (ii) during the Initial Term, the material failure by the Transfer Agent to perform its duties and obligations under this Agreement or a material breach of this Agreement by the Transfer Agent. With respect to (i), the termination shall be effective at any time specified in a written notice from the Fund to the Transfer Agent. With respect to (ii), the Fund shall provide the Transfer Agent with written notice identifying such failure or breach and stating its intention to terminate the Agreement in sixty (60) days from the date of such notice if such failure or breach has not been cured by the Transfer Agent within thirty (30) days after receipt of such written notice from the Fund, except that any failure by the Transfer Agent to maintain its registration as a transfer agent must be cured immediately.

      10.6 Termination by the Transfer Agent. The Transfer Agent, in addition to any other rights and remedies, shall have the right to terminate this Agreement upon the occurrence (i) of the bankruptcy of the Fund or the appointment of a receiver therefore if such proceedings are not dismissed within 21 days of being brought (ii) during the Initial Term, the material failure by the Fund to perform its duties and obligations under this Agreement or a material breach of this Agreement by the Fund. With respect to (i), the termination shall be effective at any time specified in a written notice from the Transfer Agent to the Fund. With respect to (ii), the Transfer Agent shall provide the Fund with written notice identifying such failure or breach and stating its intention to terminate the Agreement in sixty (60) days from the date of such notice if such failure or breach has not been cured by the Fund within thirty (30) days after receipt of such written notice from the Transfer Agent.

11.         Assignment and Third Party Beneficiaries

      11.1 Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

      11.2 Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Fund, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Fund. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

      11.3 This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Fund. Other than as provided herein, neither party shall make any commitments with third parties that are binding on the other party without the other party's prior written consent.

12.         Subcontractors

      12.1 Nothing herein shall impose any duty upon the Transfer Agent in connection with or make the Transfer Agent liable for the actions or omissions to act of unaffiliated third parties such as by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, provided, if the Transfer Agent selected such company, the Transfer Agent shall have exercised due care in selecting the same, and shall have acted without negligence, bad faith or willful misconduct.

13.         Miscellaneous

      13.1 Amendment. This Agreement may be amended or modified by a written agreement executed by both parties and, if material, authorized or approved by a resolution of the Board of Trustees of the Fund.

      13.2 Colorado Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the state of Colorado.

      13.3 Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, and such party has acted without negligence, bad faith or willful misconduct, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes. In the event of a disaster rendering the Transfer Agent's systems or facilities inoperable, the Transfer Agent will use all reasonable efforts to continue to provide services to the Fund in accordance with the Transfer Agent's then current Business Contingency plan, which includes such general back-up facilities as the Transfer Agent reasonably determines to be appropriate.

      13.4 Notice. A copy of the Agreement and Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Board of Trustees of the Fund as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.

      13.5 Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

      13.6 Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

      13.7 Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

      13.8 Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

      13.9 Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

      13.10 Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

      13.11 Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

      13.12 Notices. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

                        (a) ALPS Mutual Funds Services, Inc.
                            1625 Broadway, Suite 2200
                            Denver, CO 80202
                            Attention: General Counsel
                            Fax: 303.623.7850

                        (b) If to the Fund, to:
                            State Street Institutional Investment Trust
                            Lafayette Corporate Center
                            Boston, MA 02111
                            Attention:  President

14.         Additional Funds

            In the event that the Fund establishes one or more Portfolios, in addition to those listed on the attached Schedule A, with respect to which it desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such Portfolio shall become a Portfolio hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

ALPS MUTUAL FUNDS SERVICES, INC.      STATE STREET INSTITUTIONAL
                                      INVESTMENT TRUST

By: ____________________________      By: ______________________

Name:                                 Name:

Title:                                Title:

                                   SCHEDULE A

                                  STATE STREET
                                    FUND LIST

State Street Institutional Investment Trust

            State Street Institutional Liquid Reserves Fund

                                   SCHEDULE B

                                  FEE SCHEDULE

Base Fee:

Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens.

Annual Base Fee of:

      $25,000 on the primary class of shares of each Portfolio

      $5,000 fee for each additional class of shares of each Portfolio

Annual Open Account Fee of:

      $15 per open account

Annual Inactive Account Fee of:

      $5 per inactive account(1).

Annual Closed Account Fee of

      $0.50 per closed account(2).

(1) An inactive account is an account with a zero balance that has had activity in the last eighteen months.

(2) A closed account is an account with a zero balance that has not had activity in the last eighteen months.

Out-of-Pocket Fees:

The following list includes some, but not all, of the Out-of-Pocket Fees and expenses that may be incurred by ALPS from outside vendors. All Out-of-Pocket Fees and expenses, whether or not listed below, are passed directly through at cost to our clients as Out-of-Pocket Fees and expenses. The following fees are estimates and are subject to change:

      - $15 annual fee on fiduciary accounts (may be charged to shareholders directly)

      -     Monthly NSCC-interface fees

      - The cost of printing and mailing shareholder confirmations and statements

      -     The cost of fund-specific statement paper and envelopes

      -     Postage

      -     Service auditor's report

      -     Customized programming

      -     Other miscellaneous expenses that may occur at the Fund's direction

ALPS MUTUAL FUNDS SERVICES, INC.      STATE STREET INSTITUTIONAL
                                      INVESTMENT TRUST

By: ____________________________      By: ______________________

Name:                                 Name:

Title:                                Title:

                                   SCHEDULE C

                               SECURITY PROCEDURES

TELEPHONE VERIFICATION PROCEDURES:

The Transfer Agent will require verification of all of the following by the caller

                        -     Social Security number or Tax ID number

                        -     Account Registration / Legal Name of Account

                        -     Mailing Address of Record

FAX VERIFICATION PROCEDURES:

The Transfer Agent will require that the fax contain an authorized signature for verification. In addition, for faxed applications, the Transfer Agent will require the shareholder to mail the original in a timely manner.

                                                                                                          Mail
                                                                                                NO Signature    Signature
                                                                                                Guarantee       Guarantee
                                                                   Phone           Fax          Required        Required
Redemptions

  Wire to bank instructions on record                              X               X            X

  Wire to new bank instructions                                                                                 X

  Exchanges between classes                                        X               X            X

Purchases

  Purchase by wire                                                 X               X            X

Transfers

  Transfer assets to different account registration                                X                            X

Account Maintenance

Establish new account                                                              X            X

Change address of record                                           X               X            X

                                                                                                          Mail
                                                                                                NO Signature    Signature
                                                                                                Guarantee       Guarantee
                                                                   Phone           Fax          Required        Required
Change account registration                                                        X                            X

Add bank wiring instructions                                                       X                            X

Remove bank wiring instructions                                    X               X            X

Change interested party (additional mailings)                                      X            X

Change broker dealer of record                                                     X            X

Change dividend options                                            X               X            X

Addition or removal of authorized signer or transactor                             X                            X

ALPS MUTUAL FUNDS SERVICES, INC.      STATE STREET INSTITUTIONAL
                                      INVESTMENT TRUST

By: ____________________________      By: ______________________

Name:                                 Name:

Title:                                Title:

                               SERVICES AMENDMENT

February 1, 2005

State Street Institutional Investment Trust
Lafayette Corporate Center
Boston, MA 02111

Dear Sir or Madam:

State Street Institutional Investment Trust (the "Fund") and ALPS Mutual Funds Services, Inc. (the "Transfer Agent") are parties to an agreement dated as of February 1, 2005 (the "Agreement") under which the Transfer Agent performs certain transfer agency and/or recordkeeping services for the Fund. In connection with the enactment of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 ("USA PATRIOT Act") and the regulations promulgated thereunder, (collectively, the "Patriot Act"), the Fund has requested and the Transfer Agent has agreed to amend the Agreement as of the date hereof in the manner set forth below:

WHEREAS, Section 326 of the USA PATRIOT Act (the "Patriot Act") and final rules adopted by the Department of the Treasury's Financial Crimes Enforcement Network (the "Rules") require the Fund to develop and implement an anti-money laundering program (the "Program"), which among other things, is designed to verify the identity of any person opening an account, determine whether such person appears on lists of known or suspected terrorists or terrorist organizations and identify and report unusual and suspicious account activity to regulators;

WHEREAS, the Patriot Act authorizes a mutual fund to delegate to a service provider, including its transfer agent, the implementation and operation of certain aspects of the Program; and

WHEREAS, in order to assist its transfer agent clients with their customer identification compliance responsibilities under the Patriot Act and the Rules, the Transfer Agent has provided to the Fund for its consideration and approval written procedures describing various tools designed to assist in the (i) verification of persons opening accounts with the Fund and determination of whether such persons appear on any list of known or suspected terrorists or terrorist organizations, and (ii) identifying and reporting of unusual and suspicious activity in connection with accounts opened with the Fund. The Fund has, after review, selected various procedures to comply with its obligations under the Patriot Act and the Rules pursuant to the Program; and

WHEREAS, the Fund recognizes the importance of complying with the Patriot Act and desires to implement its procedures as part of its Program and, subject to the terms of the Rules, delegate to the Transfer Agent the day-to-day operation of certain of its procedures on behalf of the Fund.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

1.    Delegation; Duties.

      1.1 Subject to the terms and conditions set forth in the Agreement, the Fund hereby instructs and directs the Transfer Agent to implement the procedures on its behalf as set forth on Exhibit A, which is attached to and made a part of, this Agreement (the "Procedures"), and, in connection therewith, the Transfer Agent agrees to maintain policies and procedures, and related internal controls, that are consistent with the Procedures and the Program (the "TA Procedures"). Exhibit A may be amended, from time to time, by the Transfer Agent in writing to the Fund with at least 30 days prior notice of such effective change.

      1.2 The Transfer Agent agrees to perform such delegated Procedures, with respect to the ownership of shares in the Fund(s) set forth in Exhibit B for which the Transfer Agent maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of the Agreement. Exhibit B, which is attached to and made a part of, this Agreement, may be amended from time to time by mutual agreement of the parties upon the execution by both parties of a revised Exhibit B.

      1.3 The Fund acknowledges that it has had an opportunity to review, consider and comment upon and select the Procedures and the Fund has determined that they, as part of the Fund's overall anti-money laundering Program, are reasonably designed to prevent the Fund from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the Patriot Act, Bank Secrecy Act and their implementing regulations thereunder, which compliance the Fund acknowledges to be its responsibility. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Transfer Agent be obligated to file with any regulator, on behalf of the Fund, any requisite forms or other information in connection with the Program. Any filing by the Transfer Agent shall be in its own name and on its own behalf. The Fund shall be responsible for complying with any and all requisite regulatory filings which arise as a result of the Procedures or Program generally.

      1.4 Except as otherwise expressly stated in this Agreement, the Transfer Agent makes no representation or warranty, either express, implied or statutory, concerning the Procedures herein. The Fund expressly confirms that it has not relied upon any representation by the Transfer Agent as a basis for entering into this Amendment. The provisions of this ss.1.4 shall survive the termination of this Amendment.

2. Consent to Examination. In connection with the performance by the Transfer Agent of the Procedures, the Transfer Agent understands and acknowledges that the Fund remains responsible for assuring compliance with the Patriot Act and that the records the Transfer Agent maintains for the Fund relating to the Fund's Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. The Fund hereby directs, and the Transfer Agent acknowledges, that the Transfer Agent shall; (1) maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the Patriot Act, the Rules and the Program (including, without limitation, creating documentation to provide a basis for law enforcement authorities to trace illicit funds), (2) permit federal regulators, the Fund's anti-money laundering compliance officer ("AML Officer") and/or any auditor of the Program or their designees (collectively, the "Inspectors") access to such information and records maintained by the Transfer Agent and relating to the Transfer Agent's implementation of the Procedures on behalf of the Fund, as they may request, (3) permit such Inspectors to inspect the Transfer Agent's implementation of the Procedures on behalf of the Fund; and
(iv) otherwise make said records or other documents available at the direction of the AML Officer. The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such Inspectors in connection with their review. For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours, all required records and information for review by such Inspectors.

3.    Limitation on Delegation.

      3.1 The Fund acknowledges and agrees that in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only those aspects of the Fund's Program that have been expressly delegated as part of the Procedures and is not undertaking and shall not be responsible for any other aspect of the Fund's Program or for the overall compliance by the Fund with the Patriot Act. Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for performing the Procedures with respect to the ownership of shares in the Fund for which the Transfer Agent maintains the applicable shareholder information.

      3.2 The Fund also acknowledges and agrees that the Transfer Agent's provision of the Procedures hereunder is dependent upon the receipt by the Transfer Agent of certain services from third parties. In the event services from any such third party becomes unavailable, the Transfer Agent shall use reasonable efforts to obtain equivalent services from an alternative provider or may, in its discretion, discontinue the delegated duties upon such prior notice to the Fund as may be reasonably practicable. Notwithstanding anything to the contrary contained herein, the Transfer Agent will have no liability for the performance or nonperformance of any such third party except to the extent the Transfer Agent failed to exercise the same care in its selection of such third party as the Transfer Agent exercises in the conduct of its own operations.

4. Reports. The Transfer Agent agrees to provide to the Fund (i) any reports received by the Transfer Agent from any government agency pertaining to the Transfer Agent's anti-money laundering monitoring on behalf of the Fund as provided in this Amendment, (ii) any action taken in response to anti-money laundering violations as described in (i), and (iii) an annual report of its verification activities on behalf of the Fund. The Transfer Agent shall provide such other reports on the verification activities conducted at the direction of the Fund as may be agreed to from time to time by the Transfer Agent and the Fund.

5.    Fees & Expenses.

      5.1 In consideration of the performance of the foregoing duties, the Fund agrees to pay the Transfer Agent a fee for each Shareholder account as set out in the Fee Schedule which is attached to, and made a part of, this Agreement. Such fees and out-of-pocket expenses and advances identified in ss.5.2 below may be changed from time to time subject to mutual written agreement between the Fund and the Transfer Agent.

      5.2 In addition to such fees paid under ss.5.1 above, the Fund agrees to reimburse the Transfer Agent for the reasonable administrative expenses that may be associated with such additional duties including, but not limited to, confirmation production, postage, forms, telephone, microfilm, microfiche, records storage, or advances incurred by the Transfer Agent for the items set forth in the fee schedule attached hereto. The terms of the Agreement shall apply with respect to the payment of such expenses in the same manner and to the same extent as any other expenses incurred under the Agreement.

6. Reliance on Information and Authenticity. The Fund hereby acknowledges and understands that the Transfer Agent's ability to perform the Procedures under the terms and conditions set forth in this Agreement is contingent upon the Fund's ongoing cooperation with the Transfer Agent. The Fund shall use all reasonable efforts in good faith to cooperate with the Transfer Agent taking all action in a timely manner which the Transfer Agent, in its reasonable opinion, deems necessary to enable or assist the Transfer Agent in performing any of the Procedures under this Agreement, including but not limited to, providing, or causing to be provided, to the Transfer Agent any information or documents which the Transfer Agent deems reasonable or appropriate to provide the duties hereunder. The Transfer Agent shall, when performing hereunder, be entitled to rely upon (i) the accuracy of information, data and authorizations received from the Fund or any Shareholder, and (ii) the authenticity of any representation purporting to be from, or signature purporting to be of, the Fund or a Shareholder. In no event shall the Transfer Agent be liable in any way for any losses, penalties, expenses or other harm or injury which may arise in connection with the Transfer Agent's delay in establishing, or refusal to establish, a shareholder account as a result of the Transfer Agent's failure to receive in a timely manner an application to open such account which, in the Transfer Agent's sole discretion, it deems complete.

7.    Miscellaneous.

      7.1 Except as set forth herein, the terms and provisions of the Agreement shall remain unchanged and continue to apply with full force and effect. Except as otherwise defined herein, all capitalized terms used in this Amendment shall have the same meaning as set forth in the Agreement.

      7.2 The parties to this Agreement understand and acknowledge that the Transfer Agent shall act on behalf of and as agent for the Fund with respect to the Procedures set forth in Exhibit A. In no event shall the Transfer Agent be liable for its failure to perform under the terms of this Amendment or any Exhibit, except where the Transfer Agent has acted with negligence or willful misconduct. This Agreement shall not be deemed to constitute the Fund and the Transfer Agent as partners or joint ventures.

      7.3 The Fund shall indemnify and hold harmless the Transfer Agent from and against any and all losses, penalties, expenses or other harm or injury which the Transfer Agent may incur or suffer or which may be asserted by any person or entity, including reasonable attorneys' fees and court costs arising out of (i) any failure by the Fund to observe and perform properly each and every covenant of this Agreement or any other wrongdoing of the Fund, or (ii) any action taken or omitted to be taken by the Transfer Agent in reasonable reliance upon information provided to the Transfer Agent by the Fund; provided, however, that the Fund shall not be required to indemnify and hold harmless the Transfer Agent from any losses which are caused by the Transfer Agent's negligence. The provisions of ss.7 shall survive the termination of this Amendment.

      7.4 In the event that the Transfer Agent, in its sole judgment, believes that its performance of any duty set forth herein may create a risk of financial, reputation or other loss for it, the Transfer Agent may, upon notice to the Fund, suspend its performance of the Procedures; provided, however, that if the Fund takes such action as may be requested by the Transfer Agent to eliminate such risk, the Transfer Agent shall not suspend the Procedures, or, if the Procedures have been suspended, shall reinstate its provision of the Procedures.

      7.5 Each party represents to the other that the execution and delivery of this Amendment has been duly authorized.

      IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above written.

                                    ALPS MUTUAL FUND SERVICES, INC.

                                    By: ________________________________________
                                    Name:_______________________________________
                                    Title: _____________________________________

                                    State Street Institutional Investment Trust

                                    By: ________________________________________
                                    Name:_______________________________________
                                    Title: _____________________________________

                                    EXHIBIT A

                                   PROCEDURES

The Transfer Agent agrees to perform the duties set forth below in addition to those duties set forth in the TA Procedures, with respect to the ownership of shares in the Fund(s) set forth in Exhibit B for which the Transfer Agent maintains the applicable account shareholder information, subject to and in accordance with the terms and conditions of this Agreement.

I.    REQUESTS FOR NEW ACCOUNT

Upon receipt from the Fund of an application to establish an account in the name of one of its shareholders, the Transfer Agent shall review it for completeness. The Transfer Agent shall deem the application complete as to the shareholder or any authorized signers or beneficiaries on the account if with respect to such entity (i) the application includes such entity's name, U.S. resident street address, social security number and date of birth or (ii) the Fund (a) certifies to the Transfer Agent as to the successful verification of the identity of such entity and the manner in which the Fund verified such identity, and (b) provides the detailed information so verified (i.e. passport number, drivers license number, birth certificate, etc.) which, in the Transfer's Agent's opinion, fulfills applicable regulatory requirements.

If the application is incomplete as to the shareholder, the Transfer Agent will not open the account and will notify the Fund and request additional information from the Fund. If the Fund fails to provide the necessary shareholder information to complete the application within two business days of the Transfer Agent's request, the Transfer Agent shall promptly return the application as incomplete and return any funds earmarked for deposit in such account to the shareholder, unless upon receipt of the Transfer Agent's request, the Fund requests additional time to provide the missing information in which such application and funds will be returned to the shareholder if the missing information is not provided within five (5) business days of the Transfer Agent's request. If the Transfer Agent determines, in its sole discretion, that the shareholder information has been completed within a timely manner, the Transfer Agent shall establish the account; provided, however, that such account shall be restricted from any and all redemption transactions unless and until such restriction is lifted by the Transfer Agent in accordance with the terms below.

Prior to opening any account, the Transfer Agent shall perform an acceptance review for all monetary instruments received and administer any signature guarantee or other verification policy in accordance with prospectus requirements or pursuant to instructions received from the Fund.

If the shareholder information is complete but the application is incomplete as to any authorized signer and/or beneficiary, the Transfer Agent will open the account and restrict such account from any redemption transactions with respect to such entity unless and until such restriction is lifted by the Transfer Agent in accordance with the terms below.

The Transfer Agent may file a Suspicious Activity Report or other appropriate report on its own behalf with applicable regulator(s) if in attempting to collect any requisite information it deems such action necessary or appropriate.

The trade date for the purchase of shares on a newly established account shall be the date on which the Transfer Agent deems the application complete as to shareholder information.

II.   SCREENING AGAINST THE BLOCKED PERSONS AND OTHER RESTRICTED LISTS

Newly Established Accounts

Once the application is deemed complete by the Transfer Agent and the account is established, the Transfer Agent will scan the application into a database, inputting the name and address of the shareholder and any authorized signer(s) and beneficiary(ies) on the account and shall compare it against the published lists set forth in Exhibit C, and such other lists as the Transfer Agent may utilize, in an effort to determine whether or not such entity is named on any of the said lists (if so, a so-called "Positive Match").

Such scanning will result in a report of potential matches (the "Exception Report"), which may or may not include a Positive Match. If, upon review of the Exception Report and any information available to it, the Transfer Agent determines in its sole discretion that any potential match(es) is not a valid Positive Match, then such match will be deemed a False Match and the Transfer Agent shall so document to the file without reporting it to the Fund. If the Transfer Agent believes a potential match is a Positive Match or requires additional information to make a determination, then such match will be reported to the Fund. If additional information is provided by the Fund, the Transfer Agent will make any necessary corrections and will re-evaluate such "match" by re-scanning the updated information. If the Transfer Agent determines, in its sole discretion, that a Positive Match exists or that it is unable to determine with reasonable certainty that no Positive Match exists, the Transfer Agent will notify the Fund and provide supporting documentation. It also will file the appropriate report(s) on its own behalf with the applicable regulators and comply with instructions of appropriate regulator(s) which may include, without limitation, freezing the account and its assets, refusing to add an authorized signer or beneficiary to the account, and/or closing the account.

If the Transfer Agent determines, in its sole discretion, that no Positive Match exists on items reported, the Transfer Agent will notify the Fund and document its review. If the Fund, in its sole discretion, believes that a Positive Match does exist, the Transfer Agent will take instructions from the Fund, subject to any regulatory limitations, and will document its files.

Existing Accounts

Each month, or as otherwise agreed to by the parties, the Transfer Agent shall scan the shareholder's name and that of each authorized signer and beneficiary on existing accounts in an effort to identify whether or not a Positive Match exists, in which case the Transfer Agent and Fund shall act in accordance with the applicable terms above.

In addition, the Transfer Agent shall performance an acceptance review for all monetary instruments received and administer any signature guarantee or other verification policy in accordance with prospectus requirements or pursuant to instructions received from the Fund.

For both new and existing accounts, the Transfer Agent shall review accounts to identify those established by known offenders attempting fraud and once identified, freeze such accounts.

The Transfer Agent will retain records of scanning function and results, in accordance with applicable Bank Secrecy Act regulation(s).

III.  IDENTITY VERIFICATION

Upon receipt of a complete application, as described in Section I above to establish an account or add an authorized signer or beneficiary, the Transfer Agent will attempt to verify the identity of the shareholder and its authorized signers and/or beneficiaries, as applicable. The extent and nature of the information needed by the Transfer Agent to perform such verification shall depend upon the nature of the accountholder, authorized signer or beneficiary (e.g. corporation, individual, trust, non-U.S. resident) but shall at a minimum include, without limitation, the entity's name, U.S. street address, social security number and, if applicable, date of birth. The Transfer Agent shall deem the identity verified, as to the shareholder or any authorized signers or beneficiaries on the account, if (i) such entity's name, U.S. resident street address, social security number and date of birth matches information in the database utilized by the Transfer Agent or (ii) the Fund, to the Transfer Agent's reasonable satisfaction, (a) certifies to the successful verification by the Fund of the identity of such entity and the manner in which the Fund verified such identity, and (b) provides copies of the detailed information verified (i.e. passport number, drivers license number, birth certificate, etc.) which, in the Transfer's Agent's opinion, fulfills applicable regulatory requirements. Examples of acceptable documentary evidence, as agreed upon by the parties, include driver's license, military driver's license or other military identification card, alien registration card, birth certificate identification card issued by a state within the last 6 months, certified copy of a court order with full name and date of birth, and passport.

The Transfer Agent also shall attempt to so verify the identity of any authorized signer or beneficiary which the Fund and/or shareholder requests to be added to any existing account established after October 1, 2003.

In cases where the Fund has not certified to the entity's identity as described above and the Transfer Agent is unable to verify such information, the Transfer Agent shall so notify the Fund, furnish supporting documentation to it and request that additional evidence or such certification from the Fund.

In cases where the shareholder's identity cannot be verified by the Transfer Agent and the Fund has failed to provide a certification with respect to the shareholder's identity to the Transfer Agent's reasonable satisfaction, the Transfer Agent, in its sole discretion or upon the Fund's request, may close the account. If it is an authorized signer or beneficiary's identity that cannot be verified to the Transfer Agent's reasonable satisfaction, the Transfer Agent, in its sole discretion or at the Fund's request, may close the account or refuse to add such entity(ies) to the account. In either case, the

Transfer Agent may file the appropriate report(s) on its own behalf with the applicable regulators and comply with instructions of appropriate regulator(s) which may include, without limitation, freezing the account and its assets, refusing to add an authorized signer or beneficiary to the account, and/or closing the account.

The Transfer Agent shall redeem any shares in a closed account with the opening net asset value as of the date on which such account was closed, with the proceeds forwarded to the shareholder when available.

The restrictions against redemption transactions with respect to an account or any authorized signer or beneficiary on such account shall be removed only when the Transfer Agent determines that (i) no Positive Match exists with respect to the shareholder, authorized signer or beneficiary, as the case may be, and (ii) such entity's identity has been verified by the Transfer Agent as described above.

IV.   SUSPICIOUS ACTIVITY MONITORING:

The Transfer Agent, for each shareholder account, will establish an activity pattern (the account "Profile") based on its transactional history for the immediately preceding twelve month time period or such shorter period if the account has been established for less than a year. The Profile will be based upon the number of purchases and redemptions, as well as the average dollar amount of such purchase and redemptions during such period. Exchange transactions may or may not be a part of the Profile, as determined by the Fund. The Profile shall not include other transactional activity including, but not limited to, dividends, share adjustments and stock splits. The Fund shall provide written approval of their acceptance of such Profiles.

On a daily basis, the Transfer Agent will input a file of the purchase, redemption, exchange, and transfer transactions on a shareholder account into its database in an effort to analyze and report any transaction (an "Exception Report') that does not correspond to the established account Profile or, upon request by Fund, upon rules established by Fund (e.g. report on any transaction below a dollar minimum) and agreed upon by the Transfer Agent.

The Transfer Agent will review each Exception Report produced by the database. If the Transfer Agent, upon review of the information available to it, determines an item listed on the Exception Report is not suspicious, it will document its findings. Any item which the Transfer Agent, in its reasonable opinion, determines is or may be suspicious will be reported to the Fund. Upon receipt of such notice, the Fund shall promptly provide any additional information which it would like the Transfer Agent to consider. Upon review of such additional information, the Transfer Agent may determine that the item is not suspicious in nature, in which case the Transfer Agent will report its findings to the Fund. If, however, the Transfer Agent cannot, in its sole judgment, determine the nature/cause of the suspicious transaction, the Transfer Agent will consider the item to be "suspicious" in nature and notify the Fund, unless prohibited by applicable law, rule or regulation. The Transfer Agent may file the appropriate report(s) on its own behalf with the applicable regulators and comply with instructions of appropriate regulator(s) which may include, without limitation, freezing the account and its assets, refusing to add an authorized signer or beneficiary to the account, and/or closing the account.

With respect to any newly established account, the Transfer Agent will review the account for thirty (30) days following the initial deposit into such account any and all redemptions that occur and determine, in its sole discretion, whether or not any such redemptions are "suspicious" in nature. If the Transfer Agent determines that any redemption is suspicious, it will promptly notify the Fund, unless prohibited by applicable law, rule or regulation, file the appropriate report(s) on its own behalf with the applicable regulators and comply with instructions of appropriate regulator(s) which may include, without limitation, freezing the account and its assets, refusing to add an authorized signer or beneficiary to the account, and/or closing the account.

The Fund shall instruct the Transfer Agent with respect to the acceptance of cash equivalents (bank drafts, bank notes, etc.) subject to the Transfer Agent's policies with respect to receipt of cash equivalents, in connection with any shareholder accounts. The Transfer Agent shall monitor and track all purchase transactions made with cash equivalents under $10,000 for a rolling 12-month period and file Form 8300 reports as necessary.

The Transfer Agent will notify the Fund of any change in payment instructions (including wires sent to banking institutions other than those on file) which in the sole discretion of the Transfer Agent is deemed to be "suspicious" in nature and await instruction from the Fund as to whether or not such change should be implemented by the Transfer Agent.

The Transfer Agent will review any changes to shareholders' account statement address or name and notify Fund of any such changes that it deems to be "suspicious" in nature, unless prohibited by applicable law, rule or regulation. Upon such notice or upon instruction from the Fund, the Transfer Agent may file the appropriate report(s) on its own behalf with the applicable regulators and comply with instructions of appropriate regulator(s) which may include, without limitation, freezing the account and its assets, refusing to add an authorized signer or beneficiary to the account, and/or closing the account.

ALPS MUTUAL FUNDS SERVICES, INC.     STATE STREET INSTITUTIONAL INVESTMENT TRUST

By: ____________________________     By:________________________________________
Name:    Jeremy O. May               Name:______________________________________
Title:   Managing Director           Title:_____________________________________

Date: _______________________

                              EXHIBIT B - FUND LIST

State Street Institutional Investment Trust
            State Street Institutional Liquid Reserves Fund

                                    EXHIBIT C

OFAC SDN list
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OFAC Blocked Countries
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Bank of New England
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Canadian Consolidated List (OSFI)
--------------------------------------------------------------------------------

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--------------------------------------------------------------------------------

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                                       12

          FORM OF TRANSFER AGENT INTERACTIVE CLIENT SERVICES AGREEMENT

      AGREEMENT made this 1st day of February, 2005 (the "Effective Date"), between State Street Institutional Investment Trust, a trust established under the laws of the State of Massachusetts (the "Fund") and ALPS Mutual Funds Services, Inc., a Colorado corporation having its principal office at 1625 Broadway, Suite 2200, Denver, Colorado 80202 ("ALPS"). ALPS and the Fund are collectively referred to herein as the "Parties" and individually as the "Party".

      WHEREAS, the Fund is an open-end management investment company registered under the Investment Company Act of 1940.

      WHEREAS, ALPS is a provider of transfer agency services to the mutual fund industry utilizing proprietary and licensed computer software programs to allow shareholders to access their account information and real-time transaction processing.

      WHEREAS, the Fund desires to utilize ALPS' Interactive Client Services ("ICS") to provide the Fund's shareholders with access to shareholder account information and real-time transaction processing capabilities in accordance with the terms of this Agreement.

      NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows.

                                    ARTICLE I

                                   DEFINITIONS

      The following definitions shall apply to this Agreement. Additional terms may be defined in the Agreement and in the exhibits, which describe the ICS to be provided by ALPS for the Fund.

      "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

      "Portfolio(s)" shall mean the various registered investment companies (mutual funds) which the Fund has designated to participate in ICS, and as listed on Schedule 1, attached hereto.

      "Investment Company Web Site" shall mean the web page or pages developed and maintained by ALPS, for the benefit and at the direction of the Fund, residing on the computer system of an Internet Service Provider ("ISP") hired by ALPS connected to the Internet and accessible by hypertext link through the World Wide Web, where Persons may view information about the Portfolios and access the various Transaction screens provided by the Fund.

      "Person" shall mean an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

      "Security Procedures" shall mean the procedures, including the use of encryption technology, implemented for purposes of protecting the integrity, confidentiality or secrecy of, and the unauthorized interception, corruption, use of, or access to, any data or information transmitted via ICS.

      "Transactions" shall mean account inquiries, purchases, redemptions through Automated Clearing House, fed wire, or check to the address of record for the Portfolio account, exchanges and other transactions offered through ICS.

      "User(s)" shall mean record owners or authorized agents of record owners of shares of a Portfolio, including brokers, investment advisors and other financial intermediaries.

                                   ARTICLE II

                             USE OF ICS BY THE FUND

      Section 2.1 Selection of ICS, ALPS will perform and the Fund has selected, the ICS services described on Exhibit A-1 attached to this Agreement.

      Section 2.2 Responsibilities of ALPS. During the term of this Agreement and subject to the provisions of this Agreement, ALPS shall, at its expense (unless otherwise provided for herein): (i) provide, or hire other Persons to provide, all computers, telecommunications equipment and other equipment and software reasonably necessary to develop and maintain the ICS and Investment Company Web Site; and (ii) deliver a monthly billing report to the Fund, which shall include a report of Transactions, by type, processed through ICS.

      Section 2.3 Responsibilities of the Fund. During the term of this Agreement and subject to the provisions of this Agreement, the Fund shall at its expense (unless otherwise provided for herein) fulfill the Fund's obligations, if any, set forth in this Agreement.

      Section 2.4 Change in Designated Portfolios. Upon thirty (30) days prior notice to ALPS, the Fund may change the Portfolios designated to participate in ICS by delivering to ALPS, in writing, a revised list of participating Portfolios.

      Section 2.5 Scope of ALPS' Obligations. ALPS shall at all times use reasonable commercial efforts in performing ICS under this Agreement. In the absence of willful misconduct, knowing violations of applicable law, reckless disregard of its duties under this Agreement, or negligence on its part in the performance of ICS, ALPS shall not be liable for any loss or damage suffered in connection with the use of the ICS under this Agreement. With respect to those actions or services delineated in Exhibit A-1 and all other instructions given to ALPS by the Fund, ALPS shall be presumed to have exercised reasonable commercial efforts if it has acted in accordance with Exhibit A-1 and other instructions provided by the Fund. With respect to any claims for losses, damages, costs or expenses which may arise directly or indirectly from Security Procedures which ALPS has implemented or omitted, ALPS shall be presumed to have used reasonable commercial efforts if it has followed, in all material respects, at least those Security Procedures described in Exhibit B-1 to this Agreement. ALPS may, but shall not be required to, modify such Security Procedures from time to time to the extent it believes, in good faith, that such modifications will enhance the security of ICS. All data and information transmissions via ICS are for informational purposes only, and are not intended to satisfy regulatory requirements or comply with any laws, rules, requirements or standards of any federal, state or local governmental authority, agency or industry regulatory body, including the securities industry, which compliance is the sole responsibility of the Fund. The Fund acknowledges and agrees that its Users are responsible for verifying the accuracy and receipt of all data or information transmitted via ICS.

                                   ARTICLE III

                                      FEES

      As consideration for the performance by ALPS of the ICS, the Fund will pay ALPS the fees as set forth on Exhibit C-1 to this Agreement.

                                   ARTICLE IV

                               PROPRIETARY RIGHTS

      Section 4.1 ALPS' Property. The Fund acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, trade secrets, proprietary information or distribution and communication networks of ALPS. Any software ALPS provides to the Fund pursuant to this Agreement shall be used by the Fund only during the term of this Agreement and only in accordance with the provisions of this Agreement to provide connectivity to and through ALPS, and shall not be used by the Fund to provide connectivity to or through any other system or Person. Any interfaces and software developed by ALPS shall not be used to connect the Fund to any transfer agency system or any other Person without ALPS' prior written approval. Except with ALPS' consent or in conformity with Federal copyright laws, the Fund shall not copy, decompile or reverse engineer any software provided to the Fund by ALPS. The Fund also agrees not to take any action which would mask, delete or otherwise alter any of ALPS' on-screen disclaimers and copyright, trademark and service mark notifications provided by ALPS, in writing, from time to time, or any "point and click" features relating to User acknowledgment and acceptance of such disclaimers and notifications.

      Section 4.2 Investment Company Web Site. The web pages that make up the Investment Company Web Site contain intellectual property, including, but not limited to, copyrighted works, trademarks, and trade dress, that is the property of the Fund. The Fund retains all rights in the intellectual property that resides on the Investment Company Web Site, not including any intellectual property provided by or otherwise obtained from ALPS. To the extent that the intellectual property of the Fund is duplicated within the ALPS Web Site to replicate the "look and feel," trade dress or other aspect of the appearance or functionality of the Investment Company Web Site, the Fund grants to ALPS a non-exclusive, non-transferable license to such intellectual property for the duration of this Agreement. This license is limited to the intellectual property of the Fund needed to replicate the appearance of the Investment Company Web Site and does not extend to any other intellectual property owned by the Fund.

      Section 4.3 IP Warranty. Except with respect to the design and graphical elements and Web pages provided to ALPS by the Fund, ALPS warrants to the Fund that ALPS owns or has sufficient license or other legal rights in all software and intellectual property used by ALPS at its facilities to provide the ICS, and such use by ALPS does not infringe or otherwise violate the U.S. copyrights of any other party. In the event one or more ICS features are not useable by the Fund as a result of a breach of the foregoing warranty, then ALPS will use reasonable commercial efforts to: (a) procure for the Fund the right to continue using the ICS or infringing portion thereof, or (b) modify the ICS so that it becomes non-infringing but has substantially the same capabilities, or (c) replace the ICS or infringing part thereof by other systems of similar capability within a reasonable period of time under the circumstances. If ALPS is not able to satisfy the foregoing requirements, then, as the sole remedy, the Fund will be entitled to terminate this Agreement immediately.

                                    ARTICLE V

                              TERM AND TERMINATION

      Section 5.1 Term. The term of this Agreement shall be two (2) years ("Initial Term") from the date first stated above unless terminated pursuant to the provisions of this Article V. After the Initial Term, this Agreement may be terminated by either party upon at least sixty (60) days' written notice to the other party.

      Section 5.2 Termination. Throughout the Initial Term, either Party shall have the right to terminate this Agreement on written notice to the other Party of the other Party's material breach of this Agreement and stating its intention to termination this Agreement in sixty (60) days from the date of such notice if such failure or breach has not been cured within thirty (30) days after receipt of such written notice. This Agreement shall automatically terminate upon the termination of the Transfer Agency and Service Agreement between the Fund and ALPS.

      Section 5.3 Effect of Termination. In the event of a termination under the provisions of this Article V, the Parties will have no continuing obligations to one another other than the obligation to return to one another the confidential or proprietary materials of the other in their possession.

                                   ARTICLE VI

                     INDEMNIFICATION; LIABILITY LIMITATIONS

      Section 6.1 No Other Warranties. Except as otherwise expressly stated in section 2.5
of this Agreement, the ICS and all software and systems described in this Agreement and its Exhibits are provided "as is," on an "as available" basis, and ALPS hereby specifically disclaims any and all representations or warranties, express or implied, regarding services provided by ALPS hereunder, including any implied warranty of title, merchantability or fitness for a particular purpose and implied warranties arising from course of dealing or course of performance.

      Section 6.2 Limitation of Liability. Under no circumstances shall ALPS be liable for indirect, incidental, consequential, special, exemplary or punitive damages (even if ALPS has been advised of or has foreseen the possibility of such damages), arising from the use or inability to use the ICS or under any provision of this Agreement, such as, but not limited to, loss of revenue or anticipated profits or lost business. Without limiting any of the foregoing terms of this Section, in no event shall ALPS be liable under this Agreement in tort or otherwise for an amount exceeding the aggregate fees actually received by ALPS pursuant to Article III during the most recent twelve (12) month period (the "Compensation Period"). Notwithstanding the foregoing, the amount representing the aggregate fees actually received by ALPS during the Compensation Period commencing as of the date of this Agreement through January 31, 2006 shall be annualized.

      Section 6.3 Indemnity. The Fund hereby indemnifies and holds ALPS harmless from, and shall defend it against any and all claims, demands, costs, expenses and other liabilities, including reasonable attorneys' fees, arising in connection with the use of, or inability to use, the ICS by the Fund, its investment adviser and their agents, except to the extent such liabilities result directly from the negligence or intentional misconduct of ALPS in the performance of the ICS.

                                   ARTICLE VII

                                 CONFIDENTIALITY

      Section 7.1 Confidential Information. Each of the Parties hereby acknowledges that in the course of performing its obligations hereunder, the other may disclose to it certain information and know-how of a technical, financial, operational or other sort, that is nonpublic and otherwise confidential or proprietary to the disclosing Party. This Agreement, and in particular, all ALPS' Security Procedures and fee schedules, shall be considered confidential and proprietary, except to the extent the Fund disclosure this Agreement and related fee schedules and exhibits in any regulatory filings, which may be publicly available, or upon the request of any regulatory agency. Each Party acknowledges that any such proprietary or confidential information disclosed to it is of considerable commercial value and that the disclosing Party would likely be economically or otherwise disadvantaged or harmed by the direct or indirect use or disclosure thereof, except as specifically authorized by the disclosing Party. Each Party therefore agrees to keep in strict confidence all such information that may from time to time be disclosed to it, and agrees not to use such information except as expressly permitted hereby or to disclose such information to any third Party for any purpose without the prior consent of the other. The provisions of this Section 7.1 shall not apply to any information if and to the extent it was (i) independently developed by the receiving Party as evidenced by documentation in such Party's possession, (ii) lawfully received by it free of restrictions from another source having the right to furnish the same, (iii) generally known or available to the public without breach of this Agreement by the receiving Party or (iv) known to the receiving Party free of restriction at the time of such disclosure. The Parties agree that immediately upon termination of this Agreement, without regard to the reason for such termination, the Parties shall forthwith return to one another all written materials and computer software, which are the property of the other Party.

      Section 7.2 Specific Performance. Each of the Parties agrees that the non-breaching Party would not have an adequate remedy at law in the event of the other Party's breach or threatened breach of its obligations under Section 7.1, and that the non-breaching Party would suffer irreparable injury and damage as a result of any such breach. Accordingly, in the event either Party breaches or threatens to breach the obligations set forth in Section 7.1, in addition to and not in lieu of any legal or other remedies such Party may pursue hereunder or under applicable law, each Party hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach. In any proceeding upon a motion for such equitable relief, a Party's ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief.

                                  ARTICLE VIII

                                  FORCE MAJEURE

      The Fund acknowledges that the Internet is an insecure, unstable, unregulated, unorganized and unreliable environment, and that the ability of ALPS to deliver ICS is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties. ALPS shall not be liable for any delays or failures to perform any of its obligations hereunder to the extent that such delays or failures are due to circumstances beyond its reasonable control, including acts of God, strikes, riots, acts of war, power failures, functions or malfunctions of the Internet, telecommunications services, firewalls, encryption systems and security devices, or governmental regulations imposed after the date of this Agreement.

                                   ARTICLE IX

                                  MISCELLANEOUS

      Section 9.1 Governing Law; Jurisdiction. This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the state of Colorado, without reference to the conflict of laws provisions thereof.

      Section 9.2 Headings. Headings used herein are for convenience of reference only, and shall not be used in the construction or interpretation hereof.

      Section 9.3 Counterparts: This Agreement may be executed in counterparts, all of which together shall be deemed one and the same Agreement.

      Section 9.4 Parties' Independent Contractors. The Parties to this Agreement are and shall remain independent contractors, and nothing herein shall be construed to create a partnership or joint venture between them, and none of them shall have the power of authority to bind or obligate the others in any manner not expressly set forth herein.

      Section 9.5 Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby unless either of the Parties shall, in its reasonable determination, conclude that it shall be materially prejudiced by such holding of invalidity, illegality or unenforceability, in which case such Party may terminate this Agreement by thirty (30) days written notice to the other.

      Section 9.6 No Waiver. No term or provision hereof shall be deemed waived and no breach excused unless such waiver or consent shall be in writing and signed by the Party claimed to have waived or consented. Any consent by any Party to, or waiver of, a breach by the other, whether express or implied, shall not constitute a consent to, waiver of, or excuse for any other different or subsequent breach.

      Section 9.7 Assignment. Neither this Agreement nor all or any of the rights and obligations of either Party hereunder shall be assigned, whether by agreement or by operation of law to any Person other than an Affiliate of the assigning Party, without the prior written consent of the other Party, and any attempt to do so shall be void. No such permitted assignment shall relieve the assigning Party of its obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the respective successors, permitted assigns and legal representatives of the Parties hereto.

      Section 9.8 Notices. All notices, requests or communications required hereunder shall be in writing and shall be deemed to have been duly given (i) upon delivery, if delivered personally against written receipt, (ii) three (3) days after posting by certified mail, postage prepaid, return receipt requested,
(iii) upon confirmed receipt, if delivered by telecopier or (iv) the next day if delivered by a recognized overnight commercial courier, such as Federal Express or Airborne, addressed in each instance to the Parties at the addresses set forth below or at such other addresses as shall be given by either of the Parties to the other in accordance with this Section 9.8.

      a. if to the Fund at:

         Lafayette Corporate Center
         Boston, MA 02111
         Fax:
         Attention: President

      b. if to ALPS at:

         1625 Broadway, Suite 2200
         Denver, Colorado, 80202
         Fax: 303.623.7850
         Attn: General Counsel

      Section 9.9 Entire Agreement. This Agreement and its Exhibits together constitute the complete understanding and agreement of the Parties with respect to the subject matter hereof, and shall supersede all prior communications with respect thereto. They may not be modified, amended or in any way altered, except in a writing signed by both Parties. No agent of any Party hereto is authorized to make any representation, promise or warranty inconsistent with the terms hereof.

      IN WITNESS WHEREOF, the Parties hereto have set their hands by their authorized representatives as of the year and date first written above.

State Street Institutional Investment Trust

By: _______________________________________
Name:
Title:

ALPS MUTUAL FUNDS SERVICES, INC.

By: _______________________________________
Name: Jeremy O. May
Title: Senior Vice President

                                   SCHEDULE 1

                               LIST OF PORTFOLIOS

State Street Institutional Investment Trust
         State Street Institutional Liquid Reserves Fund

                                   EXHIBIT A-1
                           TRANSFER AGENT WEB SERVICES

1. Transfer Agent Web Services. The Fund has requested, and ALPS will provide Transfer Agent Web Services ("TA Web") as one of the Interactive Client Services ("ICS") provided pursuant to the terms of the ALPS ICS Agreement (the "Agreement") between the Fund and ALPS. Through TA Web, Shareholders may submit Transaction requests directly to the Fund's transfer agent via the Internet as described further in this Service Exhibit.

2. Definitions. For purposes of this Exhibit, the following additional definitions shall apply (in addition to all other defined terms in the Agreement):

      "Shareholder" shall mean the record owner or authorized agent of the owner of shares of a Fund.

3. ALPS Responsibilities. In connection with its performance of TA Web, ALPS shall:

            (a) provide all computers, telecommunications equipment and other equipment and software reasonably necessary to develop and maintain the Investment Company Web Site (which is not designed for use by the public) such website will not contain any marketing materials, but will contain brand graphics provided by the Fund;

            (b) design and develop the Investment Company Web Site functionality necessary to facilitate and maintain the hypertext links to the ALPS Web Site and the various Transaction Web pages and otherwise make the Investment Company Web Site available to Shareholders;

            (c) receive Transaction requests electronically transmitted to the ALPS Web Site via the Internet following execution of a link from the Investment Company Web Site to the ALPS Web Site and route Transaction requests to ALPS' transfer agency system;

            (d) for each Transaction request received, route Transaction information from the ALPS' transfer agency system to ALPS' Web Site to be viewed by Users;

            (e) perform all other ALPS obligations as set forth in the Agreement.

4. Fund Responsibilities. In connection with its use of TA Web, the Fund, through its service providers, shall:

            (a) provide ALPS with such other written instructions as it may request from time to time relating to the performance of ALPS' obligations hereunder;

                   and

            (b) perform all other Fund obligations as set forth in the Agreement.

5. Package Selection. TA Web is offered in a Basic Package and Basic Package with custom graphical and/or functional design changes. The Fund has selected the: Basic Package.

6. Fees. The current fees payable to ALPS by the Fund for TA Web are set forth on the Fee Schedule. ALPS reserves the right to change billable rates as it deems necessary upon 30 days written notice to the Fund.

                                   EXHIBIT B-1
          SECURITY PROCEDURES - TRANSFER AGENT WEB SERVICES ("TA WEB")

1. PASSWORD REQUIREMENTS

Initial Authentication of a Shareholder in TA Web is accomplished through entry of the account number and social security number. The Shareholder then creates a User ID and Password (PIN) to access TA Web. The PIN must be 4-10 characters in length and may consist of alpha-numeric characters and symbols.

2. ENCRYPTION

The ALPS Web server runs Secure Sockets Layer ("SSL"). The purpose of using SSL is to encrypt data transmissions through the ALPS Web Site and block communications through the ALPS Web Site from Internet browsers which do not support SSL data encryption. The standard level of encryption supported by the ALPS Web Site is 128-bit. Further, ALPS uses a certificate from a major provider of server authentication services.

3. NETWORK ACCESS CONTROL

A computer referred to as a "firewall router" is located between the Internet backbone connection and the ALPS Web server. The purpose of the router is to control the connectivity to the ALPS Web server at the port level. This equipment is located at ALPS' Denver data center. Changes to the configuration of this computer are administered by authorized IT staff. This equipment will not interrogate data, and its only function is to limit the type of traffic accessing the ALPS Web server to the suite of Hyper-Text Transfer Protocols ("HTTP") transmissions. Ports on the router are configured to be consistent with ports on the ALPS Web server. All other ports on the router other than those configured for the ALPS Web server are not accessible from the Internet.

The ALPS Web server utilizes adequate and appropriate software and hardware. All services and functions within the ALPS Web server operating system are deactivated with the exception of services and functions which support TA Web. The general purpose of this feature is to prevent external users from entering commands or running processes on the ALPS Web server. All ports on the ALPS Web server, except those required by TA Web, are disabled. Directory structures are "hidden" from the user. Services which provide directory information are also deactivated.

ALPS administrators gain access to the ALPS Web server through the physical console connected to the ALPS Web server, or through the internal network via ALPS Secure ID.

TA Web is programmed to terminate the session/Transaction between the Shareholder and TA Web if data authentication fails. All successful and unsuccessful sessions are logged.

4. LIMITATION OF USERS

Access by ALPS personnel to the ALPS Web server is restricted within ALPS to a limited number of users based upon ALPS system administration requirements, as determined by appropriate ALPS systems managers from time to time.

5. INDEPENDENCE OF EACH FUND'S LOCATION ON THE WEB SERVER

Independence of Fund's presence on the ALPS Web server is accomplished by establishing individual data set partitions on the ALPS Web server that are designed to be separate from other partitions. The Fund's presence resides within a separate data and directory structure on the ALPS Web server. The base transaction code required by ICS is, however, shared by all data set partitions.

Each Fund URL on the ALPS Web server will identify a separate Fund presence. Access to the Fund presence on the ALPS Web server must be through the Investment Company Web Site.

Book marking of HTML pages within the Fund's site on the ALPS Web server is not allowed.

6. RIGHT TO AUDIT

The Fund is allowed to audit, at their expense, the collection of electronic documents or pages residing on ALPS' computer system relating to the Fund implementation of the TA Web service, if any, linked to the Internet and accessible by hypertext link through the World Wide Web, where the Transaction data fields and related screens provided by ALPS may be viewed by Users who access such site ("ALPS Web Site") once in each 12 month period and any associated systems or networks within TA Web relating to the Fund's implementation, after providing an audit plan to ALPS and upon ALPS' consent thereto. The audit may include review of configurations, audit trails, and maintenance of systems and software within TA Web associated with the Fund's TA Web site on the ALPS Web server. Tools which may be used for the audit may include network security tools; provided, that ALPS may specify the time at which any tool is used, if ALPS reasonably believes that such tool may affect system performance. The audit will be coordinated through ALPS and ALPS will be entitled to observe all audit activity. Additionally, ALPS shall be entitled to all results of an audit. The Fund will not perform any action that may interfere with the uptime or stability of ALPS systems or networks. The Fund and its review team will be considered authorized users and ALPS will not seek prosecution under any computer crime or other applicable statutes for such activity, as long as the Fund has provided ALPS a written audit plan, ALPS has approved the written audit plan, and the audit was executed in accordance with the written audit plan.

                                   EXHIBIT C-1

                                     TA WEB
                                  FEE SCHEDULE

Initial Fees

             Setup (includes basic package)(1)                            $5,000

Monthly Fees                                                              $1,000

(1) Basic package includes simple user interface with the fund group logo at the top of each page. Authorized shareholders are able to place purchases, redemptions and exchanges via the website. They are also entitled to view account balances, transaction history and historical fund prices.